Therapeutic Solutions International Secures Financing to Complete Current Phase III Stem Cell Clinical Trial

Company Announces $10,000,000 Common Stock Purchase Agreement with GHS Investments, LLC.

September 20, 2022 09:00 AM Eastern Daylight Time

ELK CITY, Idaho--(BUSINESS WIRE)--Therapeutic Solutions International (TSOI), a clinical stage regenerative medicine and immunotherapy company, announced today it has entered into an agreement with GHS Investments, LLC ("GHS") to purchase up to $10,000,000 of Registered Common Stock.

The agreement is on a look-back basis and there are no make-up provisions, a true non-toxic equity investment. GHS is a leading private investment and management group providing financial solutions for high potential small cap enterprises. GHS has made investments into multiple successful portfolio companies in the nano-market cap space that are seeking capital to measurably grow and scale their existing businesses to take advantage of emerging market sectors.

"This financing will allow the acceleration of our current Phase III clinical trial assessing efficacy of JadiCells, a novel adult stem cell, for treatment of COVID-19 associated lung injury," said Timothy Dixon, President, and CEO of Therapeutic Solutions International. "The implications of this trial are far-reaching in that success will open the door for entry into other pulmonary indications including 'long COVID' which remains a significant health problem."

Therapeutic Solutions International has 66 filed and issued patents, multiple IND's covering Chronic Traumatic Encephalopathy (CTE), Acute Respiratory Distress Syndrome (ARDS), Chronic Obstructive Pulmonary Disease (COPD), and solid tumor Cancer's as well as numerous preclinical and pilot clinical data around immunotherapy, oncology, and stem cell therapeutics.

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com.

Contacts

Timothy G. Dixon
ir@tsoimail.com